NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 12, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 01, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between NRC Group Holdings Corp. and US Ecology, Inc. became effective before the open on November 1, 2019. Each share of NRC Group Holdings Corp. Common Stock held was exchanged for 0.196 of a share of common stock of US Ecology, Inc. (new Holdco). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on November 01, 2019.